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                                                                    Exhibit 4(i)
                              AMENDED AND RESTATED
                        REDEMPTION AND WARRANT AGREEMENT
                        --------------------------------

         Agreement dated as of March 31, 1998 among Regent Communications, Inc., a Delaware corporation ("Regent"), Blue Chip Capital Fund II Limited Partnership, an Ohio limited partnership ("Blue Chip"), Miami Valley Venture Fund L.P., an Ohio limited partnership ("Miami"), and Faircom Inc., a Delaware corporation ("Faircom"). This Agreement amends and restates the Redemption and Warrant Agreement dated as of December 5, 1997.

         Pursuant to a Securities Purchase Agreement dated as of June 30, 1997, Blue Chip and Miami purchased an aggregate of $10 million principal amount of Class A and Class B Convertible Subordinated Promissory Notes due July 1, 2002 (the "Notes") of Faircom. On February 13, 1998 Blue Chip and Miami sold $1 million principal amount of the Notes to PNC Bank, National Association, Trustee. Pursuant to an Agreement of Merger dated as December 5, 1997 (the "Merger Agreement") among Faircom, Regent Merger Corp. and Regent, it is contemplated that immediately prior to the consummation of the merger contemplated by the Merger Agreement (the "Merger"), Blue Chip and Miami will sell $1.5 million principal amount of the Notes to Waller-Sutton Media Partners, L.P. ("Waller-Sutton") and convert their remaining $7.5 million principal amount of the Notes into shares of common stock of Faircom, which pursuant to the Merger will be exchanged for shares of $5 Series C Convertible Preferred Stock of Regent ("Preferred Stock"). In order to induce Blue Chip and Miami to approve the execution of the Merger Agreement and the consummation of the Merger and to convert their Notes as described above, the parties hereby agree as follows:

         1. The parties shall take all actions necessary so that at least $7.5 million principal amount of the Notes (and if Blue Chip and Miami so elect, up to $9 million principal amount of the Notes) are converted into Common Stock of Faircom immediately prior to the consummation of the Merger.

         2. It shall be a condition precedent to such conversion and the Merger that Regent shall have received all necessary corporate approvals (including those of its shareholders) for the transactions contemplated by this Agreement and that Regent shall have delivered a certificate to that effect.

         3. Regent shall promptly notify each of Blue Chip and Miami at such time after the consummation of the Merger (the "Merger Closing") that Regent has received aggregate net proceeds of not less than $1,500,000 from the sale of equity securities after the Merger Closing.

         4. During the sixty (60)-day period after receipt of the notice from Regent described in Section 3 hereof, each of Blue Chip and Miami may elect, by notice to Regent, which notice shall be irrevocable, to sell to Regent all or a portion of the shares of Preferred Stock described on Exhibit A hereto (or any other

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securities of Regent issued to Blue Chip or Miami upon conversion of or in exchange for such shares of Preferred Stock) at a price of $5.00 per share of Preferred Stock, plus any accrued but unpaid dividends thereon.

         5. At a closing held at the principal offices of Regent within thirty
(30) days after receipt of the notice described in Section 4 above, Blue Chip or Miami, as the case may be, shall sell and Regent shall purchase the shares of Preferred Stock or other securities subject to such notice. The seller shall deliver to Regent certificates for the shares or securities to be purchased, duly endorsed for transfer, and Regent shall deliver to the seller the purchase price therefor by certified or bank check or wire transfer. Regent may assign its rights, but not its obligations, under this Section 5.

         6. On the last day of each month from the Merger Closing Date to the date on which Regent gives the notice described in Section 3 above, Regent shall deliver to Blue Chip and Miami warrants in the form of Exhibit B hereto (the "Warrants") to purchase such number of shares of Preferred Stock as is set forth on Exhibit A hereto (such number to be prorated for any partial month).

         7. Regent hereby represents and warrants to Blue Chip and Miami as follows: All corporate action on the part of Regent, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement by Regent, the authorization, sale, issuance and delivery of (i) the Warrants and (ii) the Warrant Shares (as defined in the Warrants) and the performance of all of Regent's obligations hereunder and thereunder has been taken. This Agreement constitutes the valid and binding obligation of Regent, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement is subject to general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity. The Warrants, when issued in compliance with the provisions of this Agreement, will be validly issued, will have the rights, preferences and privileges described therein and will constitute valid and binding obligations of Regent, enforceable in accordance with their terms, subject to the matters described above. The Warrant Shares have been duly and validly reserved and, when issued in compliance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable. The Warrants and the Warrant Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the holders thereof through no action of Regent; provided, however, that the Warrants and the Warrant Shares will be subject to restrictions on transfer under state and/or federal securities laws as set forth therein.



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         8.       If prior to the consummation of the Merger, Blue Chip and
Miami sell an additional $1.5 million principal amount of the Notes to Waller-Sutton, the obligations of Regent under Sections 3 through 6 of this Agreement shall terminate without further action by any party.

         9.       Miscellaneous.
                  --------------

                  (a) NOTICES. Any notice, request or other document to be given hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telecopy or certified or registered mail, postage prepaid:

                            (i)   if to Regent, addressed to:

                                  Regent Communications, Inc.
                                  50 East RiverCenter Boulevard, Suite 180
                                  Covington, Kentucky 41011
                                  Attn: Terry S. Jacobs, Chairman of the Board
                                  Facsimile (606) 292-0352

                                  with a copy to:

                                  Strauss & Troy
                                  2100 PNC Center
                                  201 East Fifth Street
                                  Cincinnati, Ohio  45202
                                  Attn:  Alan C. Rosser, Esq.
                                  Facsimile (513) 241-8289

                       (ii)       if to Blue Chip, addressed to:

                                  Blue Chip Capital Fund II Limited Partnership c/o Blue Chip Venture Company, Ltd.
                                  2000 PNC Center
                                  201 East Fifth Street
                                  Cincinnati, Ohio  45202
                                  Attn:  John H. Wyant
                                  Facsimile (513) 723-2306

                                  with a copy to:

                                  Taft, Stettinius & Hollister
                                  425 Walnut Street, Suite 1800
                                  Cincinnati, Ohio  45202
                                  Attn:  Gerald S. Greenberg, Esq.
                                  Facsimile (513) 381-0205

                      (iii)       if to Miami, addressed to:




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                                   Miami Valley Venture Fund L.P.
                                   c/o Blue Chip Venture Company of Dayton, Ltd. 2000 PNC Center
                                   201 East Fifth Street
                                   Cincinnati, Ohio  45202
                                   Attn:  John H. Wyant
                                   Facsimile (513) 723-2306

                                   with a copy to:

                                   Taft, Stettinius & Hollister
                                   425 Walnut Street, Suite 1800
                                   Cincinnati, Ohio 45202
                                   Attn:  Gerald S. Greenberg, Esq.
                                   Facsimile (513) 381-0205

                  (iv)             if to Faircom, addressed to:

                                   Joel M. Fairman, Chairman
                                   Faircom Inc.
                                   333 Glen Head Road
                                   Old Brookville, New York  11545
                                   Facsimile (516) 676-2632

                                   with a copy to:

                                   Fulbright & Jaworski L.L.P.
                                   666 Fifth Avenue
                                   New York, New York  10103
                                   Attn:  Anthony Pantaleoni, Esq.
                                   Facsimile (212) 752-5958

or to such other address or telecopy number as any party shall have specified by notice given to the other parties in the manner specified above.

                  (b) ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits hereto, and the other agreements expressly contemplated by this Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written agreements, memoranda, term sheets, understandings and undertakings among the parties hereto relating to the subject matter hereof. This Agreement may be modified or amended only by a written instrument executed by or on behalf of the parties hereto.

                  (c) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the application of its conflicts of laws principles. The parties hereby waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement or the transactions contemplated hereby.



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                  (d) SEVERABILITY. If any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                  (e) CONSTRUCTION. The section and subsection headings used herein are for convenience of reference only, are not a party of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement. As used in this Agreement, the masculine, feminine and neuter gender each includes the other, unless the context otherwise dictates. Any and all schedules and exhibits referred to in this Agreement and attached hereto are and shall be incorporated in this Agreement as if fully set forth herein.

                  (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  (g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages may be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder may be specifically enforced, and no party will take any action to impede the other from seeking to enforce such right of specific performance after any such breach.

                  (h) SUCCESSORS AND ASSIGNS; ASSIGNABILITY. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successor and permitted assigns. This Agreement shall not confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

                  (i) FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

                  (j) SURVIVAL. The representations and warranties of the parties contained herein shall survive execution and delivery of this Agreement and issuance and delivery of the Warrants or Warrant Shares.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, as of the day and year first above written.


                                     REGENT COMMUNICATIONS, INC.


                                     By: __________________________
                                     Its: _________________________



                                     BLUE CHIP CAPITAL FUND II
                                              LIMITED PARTNERSHIP
                                     By: Blue Chip Venture Company, Ltd.
                                         Its General Partner


                                     By: __________________________
                                          John H. Wyant
                                     Its: Manager



                                     MIAMI VALLEY VENTURE FUND L.P.
                                     By: Blue Chip Venture Company of
                                           Dayton, Ltd.
                                         Its Special Limited Partner


                                     By: __________________________
                                              John H. Wyant

                                     Its: Manager



                                     FAIRCOM, INC.



                                     By: __________________________
                                     Its: _________________________





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